EXN

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Taxable Municipal Income Fund:

We consent to the use of our report dated May 29, 2020, with respect to the financial statements and financial highlights of Nuveen Taxable Municipal Income Fund, as of March 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Base Prospectus, “Independent Registered Public Accounting Firm” in the Prospectus Supplement, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois
January 15, 2021